Exhibit 10.14 Conformed Copy

Lynnette C. Fallon

Executive Vice President HR/Legal and General Counsel

Tel: (978) 787-4120

Fax: (978) 787-4090

September 22, 2011

Mary G. Puma, Chairman and Chief Executive Officer

Axcelis Technologies, Inc.

108 Cherry Hill Drive

Beverly, Massachusetts 01915

Re: Base Compensation of Chief Executive Officer and Chairman

Dear Mary:

As you know, at its meeting on April 26, 2011, the Compensation Committee of the Board of Directors of the Company approved an increase to your base pay to a rate of $550,000 per year, effective May 1, 2011.  This increase has not yet been implemented and you and the Compensation Committee have agreed that it will be implemented effective 1/1/2012.

Notwithstanding the delay in effectiveness of this salary increase, in the event that you are at any time entitled to separation pay under your Employment Agreement or your Change of Control Agreement with the Company, both dated as of November 6, 2007, your base compensation rate will be deemed to be the rate approved by the Compensation Committee on April 26, 2011 and all amounts due to you shall be calculated as if such increase had become effective on May 1, 2011 as initially contemplated by the Compensation Committee.

Please sign below to indicate your agreement to the foregoing.  Thank you.

Best regards,

AXCELIS TECHNOLOGIES, INC.

By:	/s/ Lynnette C. Fallon

Lynnette C. Fallon
Executive Vice President HR/Legal and General Counsel

ACCEPTED AND AGREED:

/s/ Mary G. Puma
Mary G. Puma